U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 30, 2020
ADVANCED EMISSIONS SOLUTIONS, INC.
(Name of registrant as specified in its charter)

Delaware	001-37822	27-5472457
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8051 E. Maplewood Avenue, Suite 210, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (720) 598-3500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.001 per share	ADES	NASDAQ Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01	Entry into a Material Definitive Agreement.
On September 30, 2020, ADA Carbon Solutions, LLC, a wholly owned subsidiary of Advanced Emissions Solutions, Inc. (the "Company") and Cabot Norit Americas, Inc., ("Cabot") entered into a Master Agreement for Supply of Furnace Products ("Supply Agreement") pursuant to which the Company agrees to sell and deliver to Cabot, and Cabot agrees to purchase and accept from the Company certain lignite-based activated carbon products ("Furnace Products"). The term of the Supply Agreement is for 15 years with 10-year renewal terms that shall be automatic unless either party provides three years prior notice of intention not to renew before the end of any term. During each calendar year under the Supply Agreement, Cabot shall purchase and the Company is obligated to supply an agreed upon amount of Furnace Products, with such amounts determined in advance of the upcoming calendar year.
In connection with the Supply Agreement, on September 30, 2020, the Company entered into an agreement to purchase from Cabot 100% of the membership interests in Marshall Mine, LLC for a nominal purchase price. Marshall Mine, LLC owns a lignite mine located outside of Marshall, Texas ("Marshall Mine"). The Company has independently determined to shutter the Marshall Mine and will incur associated reclamation costs. On September 30, 2020, the Company entered into a reclamation contract (the "Reclamation Contract") with a third party that provides a capped cost, subject to certain contingencies, in the amount of approximately $19.7 million plus an obligation to pay certain direct costs of approximately $3.6 million (collectively, the "Reclamation Costs") over the estimated reclamation period of 10 years (the "Reclamation Period"). Under the terms of the Supply Agreement, Cabot is obligated to reimburse the Company for $10.2 million of Reclamation Costs and such reimbursements are to occur periodically throughout the Reclamation Period. The Company intends to fund the remaining portion of the Reclamation Costs from cash on hand as well as cash generated from the Supply Agreement.
As the owner of the Marshall Mine, the Company is required to post a surety bond to ensure performance of its reclamation activities. On September 30, 2020, the Company and Argonaut Insurance Company entered into a Surety Bond Indemnification Agreement (the "Surety Agreement") pursuant to which the Company secured and posted a $30.0 million surety bond (the "Bond") with the local regulatory agency. The Bond will remain in place until the Marshall Mine is fully shuttered, and it may be reduced in amount from time to time as the Company progresses with its reclamation activities. For the obligations due under the Reclamation Contract, it is required to post collateral of $5.0 million dollars as of September 30, 2020 and an additional $5.0 million dollars as of March 31, 2021.
The descriptions above of the Supply Agreement and Reclamation Contract are qualified in their entirety by reference to the terms of the Supply Agreement and Reclamation Contract, respectively, copies of which are filed as Exhibits 10.1 and 10.2, respectively, hereto and are incorporated herein by reference.
On September 30, 2020, the Company issued a press release announcing the execution of the Supply Agreement and associated agreement. A copy of the press release is included as Exhibit 99.1 to this report.
Senior Term Loan Consent
On September 30, 2020, the Company and Apollo Credit Strategies Master Fund Ltd and Apollo A-N Credit Fund (Delaware) L.P. (collectively, "Apollo"), affiliates of a beneficial owner of greater than five percent of the Company's common stock, entered into a limited consent ("Limited Consent") with respect to the Term Loan and Security Agreement, dated as of December 7, 2018, among the Company and certain of its subsidiaries as Guarantors, The Bank of New York Mellon as administrative agent, and Apollo, as amended on April 20, 2020. Under the Limited Consent, Apollo consented to the Company (i) entering into the Surety Agreement, opening the collateral bank accounts, and posting collateral required under the Surety Agreement, and (ii) acquiring the membership interests in Marshall Mine, LLC.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Master Agreement for Supply of Furnace Products between ADA Carbon Solutions, LLC and Cabot Norit Americas, Inc.*
10.2
Amended and Restated Lignite Mining Agreement among Caddo Creek Resources Company, L.L.C., ADA Carbon Solutions (Operations), LLC, Marshall Mine, LLC and The North American Coal Corporation dated as of September 30, 2020*

99.1	Press Release dated September 30, 2020
*Certain competitively sensitive information, exhibits and schedules have been omitted and the Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibits and schedules upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2020

Advanced Emissions Solutions, Inc.
Registrant

/s/ Greg Marken
Greg Marken
Interim Chief Executive Officer